Exhibit 10.21

January 8, 2020 Joseph Ragan

107 Shore Oaks Court Austin, Texas 78738

Dear Mr. Ragan:

We are excited to offer you the opportunity to join our team as the Global Chief Financial Officer, an exempt position.

Paper Excellence Holdings Corporation (the "Company") is committed to abiding by U.S. immigration laws and regulations and only employing individuals who are lawfully authorized to work in the United States. As such. this offer of employment is contingent on your current valid authorization to work for the Company in the United States.

In consideration of the mutual promises set forth herein, both parties agree as follows:

At-Will Employment

This offer is for "at-will" employment with the Company. That is, either you or the Company can terminate the employment relationship at any time and for any lawful reason with thirty (30) days' written notice. Nothing in the Company's policies, actions, or this document shall be construed to alter the at-will status of your employment. Notwithstanding the foregoing, in certain circumstances, you may be entitled to a severance pay benefit following termination of your employment.

Outside Board Membership

During your employment you may serve on one outside paid board of another company, provided it does not interfere with your duties at PEHC. Prior to accepting any appointment, the Chairman would need to approve the appointment to ensure no potential conflicts exist.

Position

You will report directly to the Chairman of the Company. Your first day of work will be February 3, 2020. The position is based in the USA, and once a permanent USA headquarter location is designated, you are expected to relocate to that city and work from that location within six months. Moving costs for you and your family will be covered by the company in accordance with the relocation policy.

Exhibit 10.21

This is a full-time position and travel to locations where the Company and its affiliate operations are located will be required. Further, by accepting this offer, you acknowledge and agree that the Company may temporarily relocate you to another location with reasonable notice. The Company also reserves the right, at its discretion, to make changes in your job duties, job title, and/or the location of the place of work at any time, and this agreement applies regardless of whether there are any changes in your job duties, job title, and/or location of the place of work. Notwithstanding the foregoing, certain changes in primary job location or duties, may give you a right to resign for Good Reason (as defined below) and become eligible for severance.

This offer is contingent upon the conduct of a routine reference and background check (including but not limited to criminal, education, previous employment, etc.). This is to confirm that you have no existing non-compete or other restrictive covenants that prevent you from performing the work contemplated by this agreement.

Compensation and Benefits

Base Salary: Your initial annualized base salary will be eight hundred thousand dollars ($800,000), less applicable withholdings, and deductions that the Company is required to make from wage payments to its employees and any other permissible deductions you authorize. Your base salary shall be paid to you bi-weekly, or on such other payroll schedule as the Company may have in effect from time to time, in accordance with all applicable laws and regulations. The Company retains the right to adjust your salary in its sole discretion.

Short Term Incentive: Each year the Chairman, the Company's Board of Directors or such committee or person as designated by them will approve a Short Term Incentive plan (STIP). You will be eligible to participate in this STIP with a maximum annual award of one hundred fifty percent (150%} of your base salary. The actual amount of your STIP will be determined by reference to your performance and the Company's performance for the calendar year, and the amount actually paid will be determined by the Chairman or the Company's Board of Directors or such committee or person as is designated by them with authority with regard to the Company's STIP in its or their sole discretion during Q1. In determining the amount payable as the annual STJP, the Board or its designee shall consider key performance indicators ("KPI"} that may be established both for your individual performance and for the Company's financial performance; provided, however, that the Board or its designee retains the sole and absolute discretion to determine the amount payable as your STIP, including a determination to pay no STIP at all for any particular year, based on the Board's or its designee 's assessment of what it

Exhibit 10.21

considers in its sole discretion to be all relevant facts and circumstances. The decision of the Board or its designee shall be final and binding. Payment of any award takes place within 150 days of the end of the plan year. Finally, your eligibility for any STIP payment, including for a year already completed, ends on the date you give or receive notice of termination of employment for any reason.

Long Term Incentive: Each year a Long Term Incentive Plan {LTIP) will be developed. You will be eligible to participate in this LTIP with a maximum annual award of eighty percent {80%) of your annual base salary. In determining the amount payable as the annual LTIP, the Board or its designee may consider any KPI, plan design and administration intended to incentivize you to achieve Company's annual and long term business plan and objectives; provided, however, that the Board or its designee retains the sole and absolute discretion to determine the amount payable as your LTIP, including a determination to pay no LTIP at all for any particular year, based on the Board's or its designee's assessment of what it considers in its sole discretion to be all relevant facts and circumstances. The decision of the Board or its designee shall be final and binding. Finally, your eligibility for any LTIP payment, including for a year already completed, ends on the date you give or receive notice of termination of employment for any reason.

Benefits: The Company intends to provide you with employee benefits under the terms of the welfare benefit plans offered to its employees, which may include group health, life and disability coverage. The Company will pay the premiums for your participation in these plans to the extent provided for in the applicable plan documents, and you will be required, in order to participate, to make such elections as are required and to agree to contribute the portion of your coverage that, under the governing plan documents, is the employee's responsibility. You will also be eligible to participate in a 401 {k) savings plan sponsored by the Company after any required waiting period, and subject to the terms and conditions of the governing plan document.

During the period prior to your eligibility to obtain coverage under a Company sponsored group health plan, you may want to continue group health coverage under your prior employer's plan, if such coverage is available, in which case the Company will reimburse you for the premiums you are required to pay for such coverage. Your participation in any of the Company sponsored employee benefit plans will be governed by the applicable plan documents. You will be provided with summary plan descriptions for such plans and may also review or obtain copies of the governing plan documents. The formal plan documents will control to the extent their terms are inconsistent with this letter or any other summary of employee benefits you receive. The Company reserves the right to amend or modify the terms of its employee benefit plans at any time and from time to time, and further reserves the right to terminate any such employee benefit plans.

Exhibit 10.21

Paid Time Off and Sick Leave and other Policies

You shall receive paid time off and sick leave in accordance with the Company's policies as in effect from time to time, and subject to pertinent laws and regulations: •

•
You will accrue 1.7 paid vacation days per month up to a total of 20 days. Accrued but unused vacation will carry over from year to year up to a maximum of 1.75 times your annual accrual. Once you reach the· maximum accrual cap amount, no additional vacation will be earned until previously accrued vacation is used. If your employment ends with the Company, you will be paid for all accrued, but unused vacation at your regular rate of pay at the time of separation.

•
You will receive 5 paid sick leave each year or such greater paid sick leave as is required by applicable law.

You will also be subject to any and all Company policies regarding reimbursement of business expenses, and any other policies as may be set out in Company documents or in the Company's employee handbook, as in effect from time to time. The Company reserves the right to change any such policies at any time and will provide notice of such changes as soon as reasonably practicable, and consistent with any statutory notice requirements.

Severance Pay

Should the Company terminate your employment for reasons other than "for Cause," you will receive a severance payment equal to 6 months of base pay plus one month of base pay for each completed year of service with the company at the time of separation; provided, however, that the maximum severance pay benefit payable shall not exceed 12 month's base pay. To be eligible for the aforementioned severance pay, you must execute, and not, thereafter revoke, a release of claims you might otherwise have against the Company or any of its affiliates in a form acceptable to the Company.

For these purposes, your termination by the Company will be treated as "for Cause" if you are terminated due to any of the following:

•
You have engaged in acts of dishonesty, fraud, misconduct, gross negligence, unlawful discrimination or harassment, violence, insubordination, breach of contract, bad faith or theft that the Company has determined, in its sole discretion, is likely to be materially damaging to, or which materially discredits, the Company or any affiliate;
•
You have engaged in embezzlement or other financial fraud committed to the detriment of the Company or any affiliate;

Exhibit 10.21

•
You have committed any felony;
•
You have been publicly intoxicated on a repeated basis or have engaged in the illegal use of controlled substances;
•
You have failed or refused to perform substantially and satisfactorily your duties or responsibilities (other than any such failure resulting from a disability);
•
You have failed or refused to follow the lawful directives of the Company's Chief Executive Officer or the Board;
•
You have violated any material terms of this Agreement or any other agreement with the Company; or
•
You have breached your duty of loyalty or fiduciary duties to the Company and its affiliates.

Notwithstanding the foregoing, if any of the conditions described above are curable, as determined by the Company at its reasonable discretion, you will be notified of what you must do to cure such conditions and you will only be terminated for Cause if you fail to correct the conditions within 1O days of your receipt of the aforementioned notice.

In addition, you may resign for "Good Reason" and your resignation and termination of employment will be treated for purposes of your entitlement to severance pay as though you had been terminated by the Company other than for Cause. For your resignation to qualify as being for Good Reason, all of the following conditions must be satisfied:

•
The Company proposes or implements a significant reduction in your primary job duties or your title; or
•
The Company, after the initial relocation of your job location to the Company's headquarters, proposes or implements a new primary job location for you that would require a commute from your then primary residence that is 50 miles longer than your commute prior to the proposed change in your primary job location.
•
You must notify the Company in writing of the condition you claim constitutes Good Reason for your resignation within 30 days of your receipt of notice of the proposed change or of the implementation of such change (if implemented without notice) clearly specifying the condition and the basis for your claim that this should give you Good Reason to resign;
•
The Company must fail to have corrected or reversed the condition claimed to constitute Good Reason for your resignation within 30 days following the Company's receipt of your notice of the condition; and
•
You must then actually terminate your employment and separate from service no later than 30 days following the end of the 30 day period in which the Company was entitled to correct the condition.

Exhibit 10.21

Proprietary Information

As an employee of the Company, you will be expected to abide by all of our policies and procedures, including our policy regarding proprietary information including the Employee Proprietary Information and Inventions, Confidentiality, and Non-Solicitation of Employees Agreement, which is attached to this letter, and you acknowledge that your execution of that agreement is a condition to your employment by the Company.

Duty of Loyalty

While employed by the Company, you will not engage in any activities or enter into any contracts that would be contrary to your duty of loyalty as an employee of the Company. You further agree that during your employment with the Company, you will promptly inform the Company if you provide services to another entity as an employee, consultant, independent contractor, or otherwise, and you will obtain advance approval from the Company before you begin providing such services.

Non-Competition

You agree to be bound by and comply with the Non-Competition Agreement, which is attached to this letter, and you acknowledge that your execution of that agreement is a condition to your employment by the Company.

Agreement to Arbitrate Disputes

In order to ensure that any disputes over employment issues are resolved rapidly and economically, without the long delays and expense of litigating in the courts, you agree to be bound by and comply with a Mutual Agreement to Arbitrate Claims, which is attached to this letter, and which is a condition to your employment by the Company.

Entire Agreement. Amendment

This letter, together with the attached Employee Proprietary Information and Inventions, Confidentiality, and Non-Solicitation of Employees Agreement,

Non-Competition Agreement, and Mutual Agreement to Arbitrate Claims, form the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, express or implied, and you acknowledge that you are not relying on any such agreements or promises in accepting your employment with the Company.

The employment terms in this letter may be modified only in a written agreement signed by you and an authorized person of the Company.

Exhibit 10.21

Severablllty

The invalidity or unenforceability of any provision of this agreement, including its attachments, shall not affect or impair any other provisions, which shall remain in full force and effect.

Governing Law

This Agreement shall be governed by the laws of the State of New York without regard to choice of law principles.

Please read the agreements carefully. If the forgoing terms are acceptable to you, please sign and date this letter Indicating your acceptance and return It to me with the enclosed new hire paperwork within the next five (5) business days.

In closing, we strongly believe that your decision to accept this offer will provide the career opportunities in the kind of environment you seek and in which you will be successful. We look forward to having you as part of the team as the continued addition of passionate and dynamic personnel that significantly contributes to the future success of our Company.

Sincerely,

Doug Sheaffer

CHRO & Global VP HR